May 3, 2011

Cytori Appoints Tommy G. Thompson to its Board; Names Lloyd Dean Chairman

SAN DIEGO—On April 28, 2011, Cytori Therapeutics (NASDAQ: CYTX) elected the Honorable Tommy G. Thompson, former Secretary of the US Department of Health & Human Services and Governor of Wisconsin, as an independent member of Cytori’s Board of Directors. In addition, the Company’s Board of Directors has elected Mr. Lloyd H. Dean to serve as Chairman of the Board. Past Chairman Ronald D. Henriksen will continue to serve as an independent member of the Company’s Board of Directors.

“Cytori’s future success in the US will be predicated in part by our ability to navigate an increasingly complex system of regulation, customers and payers,” said Christopher J. Calhoun, CEO of Cytori. “The Board additions of Mr. Thompson and previously Mr. Dean – two widely recognized leaders in the US healthcare industry – will provide Cytori with strong healthcare expertise in the boardroom. Also, I want to specifically thank Mr. Henriksen for his excellent service to our shareholders over the last 5 years, and for his willingness to continue serving on the Board.”

“I have committed much of my life to enhancing healthcare access for patients and to the development of new technologies in medicine. Cytori and its regenerative medicine platform technology is incredibly promising and I am excited to be able to help and broaden its application and use around the world and in particular, here in the US,” said Mr. Thompson.

“It's an exciting time at Cytori and I am honored to be asked to serve as its Chairman,” said Mr. Dean. “I hope to draw on my experience in numerous areas of the healthcare industry, including as CEO of a leading healthcare provider and previous membership of numerous healthcare boards, to help Cytori become the global leader in regenerative medicine and cell therapy. I am also privileged to welcome Tommy Thompson to our talented Board of Directors. Cytori has a very bright future and I am looking forward to continuing my work with the organization’s outstanding executive leadership team to help improve the health status of people worldwide.”

Mr. Thompson held the position as Secretary of the U.S. Department Health and Human Services from 2001 until 2005 and served as the Governor of the State of Wisconsin for four terms from 1987 to 2001.  He continues to work towards improving and modernizing the healthcare industry through the development and implementation of innovative technologies. Currently a partner at the law firm of Akin Gump Strauss Hauer & Feld, he serves as Chairman of the Board of privately-held Logistics Health Incorporated and is a member of the Board of C.R. Bard Inc, and United Therapeutics, among others. In addition, Mr. Thompson is a member of the Board of two non-profit healthcare organizations, The Accordia Global Health Foundation and Medical Missions for Children. He has received numerous awards for his public service, including the Horatio Alger Award.

Mr. Dean is a nationally recognized leader within and beyond the field of healthcare. He is President/CEO of Catholic Healthcare West, the 5th largest healthcare system in the nation and the largest not-for-profit hospital provider in California. In addition to his role on the Board of Directors for Cytori, Mr. Dean also serves as Chair of the Board of Directors for the Bay Area Council, the business-sponsored public policy organization for the nine-county San Francisco Bay Area. He is also a member of the Board of Directors of Wells Fargo & Company, and a member of the Board of Directors of Mercy Housing California. A strong advocate for healthcare reform, Mr. Dean has been actively engaged with the White House Cabinet on healthcare issues. In 2010 he was ranked number 24 in Modern Healthcare’s “100 Most Influential People in Healthcare” and is also consistently named one of the “Top 25 Minority Leaders in Healthcare.”

About Cytori

Cytori is a leader in providing patients and physicians around the world with medical technologies that harness the potential of adult regenerative cells from adipose tissue. The Celution® System family of medical devices and instruments is being sold into the European and Asian cosmetic and reconstructive surgery markets but is not yet available in the United States. Our StemSource® product line is sold globally for cell banking and research applications. Our PureGraft™ products are available in North America and Europe for fat grafting procedures. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include our history of operating losses, the need for further financing, regulatory uncertainties regarding the collection and results of, clinical data, dependence on third party performance, and other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings  Form 10-K and 10Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

CONTACT

Investors                                            Media
Tom Baker                                         Megan McCormick
tbaker@cytori.com                          mmccormick@cytori.com
+1.858.875.5279                                 +1.858.875.5279